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                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-8 (No. 33-40042), Form S-3 (No. 33-52590) and Form S-8 (No. 33-72414) of First-Knox Banc Corp. of our report dated January 22, 1997 related to the consolidated balance sheets of First-Knox Banc Corp. as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ending December 31, 1996, which report is incorporated by reference in this Form 10-K.


                          Crowe, Chizek and Company LLP

Columbus, Ohio
March 25, 1997


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